UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 1, 2016

Ruckus Wireless, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35734	54-2072041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 West Java Drive Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 265-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Benefit Plan Renewal

On February 1, 2016, upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Ruckus Wireless, Inc. (the “Company”), the Board renewed the Company’s Severance Benefit Plan (the “Plan”) for an additional three (3) year term. The renewed Plan will be effective from February 28, 2016 through February 27, 2019.

The Plan provides severance benefits under certain circumstances for selected current and future employees of the Company. The Board renewed the Plan without change to its terms and conditions.

Severance Absent a Change in Control. Under the Plan, if a participating individual is involuntarily terminated without cause, as defined in the Plan, absent a qualifying change in control, then he or she will be entitled to receive (a) cash severance in a lump sum amount equal to his or her monthly base salary multiplied by the number of months in his or her participation notice under the Plan, and (b) continuation of his or her current health insurance coverage, or payment of the premiums for such coverage, for up to the number of months specified in his or her participation notice. Selina Lo, our Chief Executive Officer, will be entitled to receive 12 months of such benefits, and the other named executive officers will be entitled to receive 6 months, subject in all cases to their acceptance of the terms of the participation notice and execution of a release agreement.

Severance in Connection with a Change in Control. In the case of a change in control, as defined in the Plan, if a participating individual is terminated without cause or constructively terminated, as defined in the Plan, either during the three months before or in the year after a change in control, then he or she will be entitled to receive (a) cash severance in a lump sum amount equal to his or her monthly base salary multiplied by the number of months specified in his or her participation notice under the Plan, (b) if specified in his or her participation notice under the Plan, additional cash severance in a lump sum amount equal to his or her monthly bonus target multiplied by the number of months specified in his or her participation notice under the Plan, (c) continuation of his or her current health insurance coverage, or payment of the premiums for such coverage, for up to the number of months specified in his or her participation notice under the Plan, and (d) accelerated vesting of then outstanding compensatory equity awards as to the percentage of unvested shares per equity award specified in his or her participation notice. The named executive officers will be entitled to 12 months of such change in control benefits, and 100% vesting acceleration, subject in all cases to their acceptance of the terms of the participation notice and execution of a release agreement.

General. If accepted by a participating individual, the Plan supersedes any severance benefits that he or she would have been entitled to under any pre-existing agreement between the individual and Ruckus. Unless terminated sooner, the Plan will automatically terminate on the third annual anniversary of its adoption.

This description of the renewed Plan is not complete and is qualified in its entirety by reference to the complete text of the renewed Plan, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

2015 Bonus Program

On February 1, 2016, the Committee and the Board, respectively, approved the Company’s 2016 bonus program, which provides the Company’s executive officers and other eligible employees the opportunity to earn semi-annual cash bonuses. For executive officers, the amount of the cash bonus is based on the level of achievement by the Company of certain corporate objectives (the “Corporate Objectives”) from (a) January 1, 2016 through June 30, 2016 and (b) from July 1, 2016 through December 31, 2016. The Committee has approved Corporate Objectives related to revenue and operating margin targets and assigned a weighting to each objective.

Each executive officer participating in the 2016 bonus program may receive a cash bonus in an amount up to a specified percentage of his or her eligible earnings during 2016 (the “Bonus Target”), if Corporate Objectives are achieved at the target level. In the first half of 2016, even if Corporate Objectives are achieved at greater than the target level, a participating executive officer may receive a maximum cash bonus of 50% of his or her Bonus Target. In the second half of 2016, if target Corporate Objectives are exceeded, a participating executive officer may receive a maximum cash bonus of up to 100% of his or her Bonus Target, for a maximum total bonus payment for the year of up to 150% of Bonus Target. The Bonus Target for each of the Company’s named executive officers, as a percentage of his or her eligible earnings during 2016, is as follows:

Named Executive Officer	Bonus Target Percentage
Selina Y. Lo President and Chief Executive Officer	75%
Daniel Rabinovitsj Chief Operating Officer	60%
Seamus Hennessy Chief Financial Officer	55%
Scott Maples Vice President Legal and General Counsel	45%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUCKUS WIRELESS, INC.

Dated: February 5, 2016	By:	/s/ Scott Maples
Scott Maples
Vice President, General Counsel and Corporate Secretary